Exhibit 99.1

July 14, 2005

MERRILL LYNCH & CO.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

William Blair & Company, L.L.C.

Thomas Weisel Partners LLC

as Representatives of the several

Underwriters to be named in the

within-mentioned Underwriting Agreement

c/o Merrill Lynch & Co.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

4 World Financial Center

New York, New York 10080

Re:	Proposed Public Offering by NxStage Medical, Inc.

Dear Sirs:

The undersigned, a stockholder and/or an officer and/or director of NxStage Medical, Inc., a Delaware corporation (the “Company”), understands that Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), William Blair & Company, L.L.C. and Thomas Weisel Partners LLC propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with the Company providing for the public offering (the “Offering”) of shares (the “Securities”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). In recognition of the benefit that such an offering will confer upon the undersigned as a stockholder and an officer and/or director of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with each underwriter to be named in the Underwriting Agreement that, during a period of 180 days from the date of the Underwriting Agreement, the undersigned will not, without the prior written consent of Merrill Lynch, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the Company’s Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition, or file, or cause to be filed, any registration statement under the Securities Act of 1933, as amended, with respect to any of the foregoing (collectively, the “Lock-Up Securities”) or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise.

Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer the Lock-Up Securities without the prior written consent of Merrill Lynch:

(i)	as a bona fide gift or gifts; or

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(ii)	upon the undersigned’s death, by gift, will or intestate succession to the undersigned’s immediate family; or
(iii)	to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned; or
(iv)	as a distribution to limited partners or stockholders of the undersigned;

provided that (1) Merrill Lynch receives a signed lock-up agreement for the balance of the lock-up period from each donee, trustee, distributee, or transferee, as the case may be, (2) any such transfer shall not involve a disposition for value, (3) such transfers are not required to be reported in any public report or filing with the Securities and Exchange Commission, or otherwise and (4) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers.

For purposes of this lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

Furthermore, the undersigned may sell shares of Common Stock of the Company purchased by the undersigned: (A) as part of the Offering of shares (the “Directed Share Offering”) reserved for sale to directors, officers, employees, business associates and related persons; (B) that are allocated to the undersigned by Merrill Lynch as part of the Offering; or (C) on the open market following the Offering; if and only if (i) such sales are not required to be reported in any public report or filing with the Securities Exchange Commission, or otherwise and (ii) the undersigned does not otherwise voluntarily effect any public filing or report regarding such sales.

Notwithstanding the foregoing, if:

(1)          during the last 17 days of the 180-day lock-up period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or

(2)          prior to the expiration of the 180-day lock-up period, the Company announces that it will release earnings results or becomes aware that material news or a material event will occur during the 16-day period beginning on the last day of the 180-day lock-up period, the restrictions imposed by this letter shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, as applicable, unless Merrill Lynch waives, in writing, such extension.

The undersigned hereby acknowledges and agrees that written notice of any extension of the 180-day lock-up period pursuant to the previous paragraph will be delivered by Merrill Lynch to the Company (in accordance with Section 12 of the Underwriting Agreement) and that any such notice properly delivered will be deemed to have been given to, and received by, the undersigned. The undersigned further agrees

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that, prior to engaging in any transaction or taking any other action that is subject to the terms of this lock-up agreement during the period from the date of this lock-up agreement to and including the 34th day following the expiration of the initial 180-day lock-up period, it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that the 180-day lock-up period (as may have been extended pursuant to the previous paragraph) has expired.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with the foregoing restrictions.

This agreement shall lapse and become null and void on January 31, 2006, in the event that the registration statement has not been declared effective by that date.

[INTENTIONALLY LEFT BLANK]

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SPROUT CAPITAL VIII, L.P.

By: DLJ Capital Corporation

Its Managing General Partner
By: /s/ Philippe Chambon

By: Philippe Chambon

Its: Managing Director

SPROUT VENTURE CAPITAL, L.P.

By: DLJ Capital Corporation

Its General Partner
By: /s/ Philippe Chambon

By: Philippe Chambon

Its: Managing Director

DLJ CAPITAL CORP.

/s/ Philippe Chambon
By: Philippe Chambon

Its: Managing Director

SPROUT ENTREPRENEURS FUND, L.P.

By: DLJ Capital Corp.

Its General Partner
By: /s/ Philippe Chambon

By: Philippe Chambon

Its: Managing Director

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SPROUT CAPITAL IX, L.P.

By: DLJ Capital Corp.

Its Managing General Partner
By: /s/ Philippe Chambon

By: Philippe Chambon

Its: Managing Director

SPROUT IX PLAN INVESTORS, L.P.

By: DLJ LBO Plans Management Corporation II

Its General Partner
By: /s/ Philippe Chambon

By: Phillippe Chambon

Its: Attorney In Fact

SPROUT PLAN INVESTORS, L.P

By: DLJ LBO Plans Management Corporation

Its General Partner
By: /s/ Philippe Chambon

By: Philippe Chambon

Its: Attorney In Fact

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